Exhibit 10.65

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is effective as of 10/17/09, by and between Jeffrey Henderson (“Employee”) and Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”) (together, the “Parties”), with reference to the following facts:

A. Employee’s status as an employee and officer of Avago Technologies U.S. Inc., a subsidiary of the Company (“Avago U.S.”), the Company and their subsidiaries and affiliates will terminate effective September 4, 2009.

B. Employee and the Company desire to assure a smooth and effective transition of Employee’s duties to his successor and to wind-up their employment relationship amicably.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Employee acknowledges that his status as an employee and officer of Avago U.S., the Company and their subsidiaries and affiliates shall end on September 4, 2009 (the “Termination Date”).

2. Base Salary and Accrued Benefits. The Company shall cause Avago U.S. to pay to Employee any unpaid base salary and accrued but unpaid FTO/vacation along with any other payments required by applicable law through the Termination Date in accordance with Avago U.S.’s normal payroll practices.

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution hereof by both parties and Employee’s continuing performance of his obligations pursuant to this Agreement, and that certain Agreement Regarding Confidential Information and Proprietary Developments between the Company and Employee dated December 1, 2005 (the “ARCIPD”), to provide Employee the severance benefits set forth below. For the avoidance of doubt, in the event Employee fails to execute this Agreement on or before October 28, 2009, or revokes this Agreement during the revocation period set forth in Section 6, the Company shall have no obligation to provide the benefits set forth in this Section 3.

(a) Severance Payment. The Company and Employee acknowledge that the Company shall pay Employee, or cause to be paid to Employee, as severance an amount equal to $315,288.00, less applicable taxes and other withholding required by law or authorized by Employee, which is equivalent to twelve (12) months of Employee’s final base salary, such amount to be paid in a single cash lump sum as soon as administratively practicable, which shall not exceed 5 days, after this Agreement becomes no longer subject to revocation;

(b) Healthcare. The Company and Employee acknowledge that the Company shall pay Employee, or cause to be paid to Employee, an amount equal to $4,455.09, less applicable taxes and other withholding required by law or authorized by Employee, which is equivalent to three (3) months of COBRA premiums, such amount to be paid in a single cash lump sum as soon as administratively practicable, which shall not exceed 5 days, after this Agreement becomes no longer subject to revocation. Thereafter, Employee may, if eligible, elect to receive continued healthcare coverage pursuant to the provisions of COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) for himself and any covered dependents at his own expense.

(c) Equity. The Company and Employee acknowledge that subject to the Management Shareholders Agreement by and among Parent, Employee and Bali Investments S.a.r.l., dated as of December 1, 2005 (the “Management Shareholders Agreement”), and pursuant to the terms of the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, as amended from time to time (the “Equity Incentive Plan”), Employee was granted (i) roll-over options to purchase an aggregate of 93,333 ordinary shares of the Company at $1.25 per share on December 1, 2005 (the “Roll-Over Options”), and (ii) an option to purchase 236,667 ordinary shares of the Company at $5.00 per share on December 1, 2005 (the “2005 Option”); an option to purchase 65,000 ordinary shares of the Company at $5.00 per share on March 14, 2006 (the “2006 Option”); an option to purchase 50,000 ordinary shares of the Company at $10.00 per share on March 3, 2009 (the “First 2009 Option”); and an option to purchase 50,000 ordinary shares of the Company at $15.00 per share on August 5, 2009 (the “Second 2009 Option” and, collectively with the 2005 Option, 2006 Option and First 2009 Options, the “Options”). The Company and Employee agree that the Roll-Over Options are fully vested, and that Employee has exercised and sold 35,590 of said options and now holds 57,743 vested and outstanding Roll-Over Shares (the “Roll-Over Shares”). The Company and Employee acknowledge that as of the Termination Date, the 2005 Option remains unvested with respect to 94,668 of the ordinary shares subject thereto (the “2005 Unvested Shares”); the 2006 Option remains unvested with respect to 26,000 of the ordinary shares subject thereto (the “2006 Unvested Shares”); the First 2009 Option remains unvested with respect to 50,000 of the ordinary shares subject thereto (the “First 2009 Unvested Shares”) and the Second 2009 Option remains unvested with respect to 50,000 of the ordinary shares subject thereto (the “Second 2009 Unvested Shares” and collectively with the 2005 Unvested Shares, 2006 Unvested Shares and First 2009 Unvested Shares, the “Unvested Shares”). The Company and Employee acknowledge and agree that the Options, as of the Termination Date, shall terminate with respect to all Unvested Shares for no consideration. The Company and Employee further acknowledge that, as of the Termination Date, the Options are vested and outstanding with respect to 180,999 of the ordinary shares subject thereto (the “Vested Shares”). The Company and Employee agree that Employee shall have a 90 day period from the Termination Date, to: (a) exercise and at Employee’s discretion hold or sell the 57,743 vested and outstanding Roll-Over Shares; and (b) exercise and hold, except as permitted pursuant to the exercise provision of the next sentence, his Vested Shares. With respect to any exercise pursuant to the preceding sentence, Employee shall be permitted to conduct a broker-assisted same day sale of that number of shares subject to his Options and/or Roll-Over Options necessary to satisfy the exercise price and minimum statutory withholding obligations with respect to such exercise, provided that Employee shall irrevocably instruct the broker to remit the proceeds of such broker-assisted sale directly to the Company to the extent necessary to provide for the exercise price and withholdings and provided further that in no event shall the proceeds of a sale of Options be used to pay the exercise price or withholding obligations with respect to Roll-Over Options. Employee acknowledges and agrees that upon the issuance of the Company’s ordinary shares (the “Issued Shares”) pursuant to any such exercise, he shall have no further right, title or interest in any options or the ordinary shares of Parent underlying any options other than the Issued Shares, the Equity Incentive Plan (with respect to such options) and any other agreements entered into with respect thereto. The Company and Employee acknowledge and agree that the Issued Shares shall remain subject to the terms and conditions of each option agreement evidencing the Options, the exercise notice with respect thereto, the Equity Incentive Plan and the IPO Lock-Up Letter Agreement signed by Employee on July 9, 2009, other than shares issued upon exercise of the Roll-Over Options.

(d) Bonus and Other Compensation Arrangements. The Company and Employee acknowledge and agree that Employee will not be eligible to receive any bonus compensation or any other award or compensation under any Company bonus, equity or other compensation plan except as set forth herein. Employee acknowledges that he has been paid all bonuses earned and to which he is entitled as of the Termination Date.

(e) Taxes. Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Employee for the benefits provided to him by this Agreement beyond those withheld by the Company, the Employee agrees to pay them himself and abide by all tax laws relating to such amounts.

(f) Sole Separation Benefit. Employee agrees that the benefits provided by this Agreement are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Employee further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(g) Expense Reimbursement. Company shall reimburse Employee for all unpaid expenses he incurred by virtue of his employment with Company and that were submitted to the Company for reimbursement in accordance with its expense reimbursement policies on or before the Termination Date. Employee has been allowed to charge up to $4000 on the Company’s credit card as reimbursement for a cancellation of a family vacation due to Employee’s required attendance at the Company Road Show meetings in New York. Company agrees that this amount shall not constitute employee’s personal expenses, but rather, reimbursement of Employee’s expense under Labor Code section 2802.

4. Full Payment; Termination of Employment Agreement; Survival. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with the Company and any subsidiary or affiliate thereof, and the termination thereof. Nothing in this Section 4 shall diminish the obligations of the Company or Employee under the ARCIPD.

5. General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company and/or any related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, claims for wages, or any other claims relating to Employee’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”) (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29

U.S.C. § 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); and (11) the Family Medical Leave Act of 1993, 29 U.S.C. § 2601, et. seq. (family medical leave); and (12) any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code.

Notwithstanding the generality of the foregoing, this release shall not affect any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of his employment, pursuant to written terms of any employee benefit plan of the Company or its subsidiaries; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Employee does release Employee’s right to secure any damages for alleged discriminatory treatment; and claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws or that certain Indemnification Agreement entered into between Employee and the Company (the “Indemnification Agreement”) or pursuant to any policy of insurance.

EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

The matters that are the subject of the releases referred to in this Section 5 of this Agreement shall be referred to collectively as the “Released Matters.”

6. OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, Employee agrees and expressly acknowledge that Employee is aware that this Agreement includes a waiver and release of all claims which Employee has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(a) This paragraph, and this Agreement are written in a manner calculated to be understood by Employee.

(b) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

(c) This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

(d) Employee has been advised to consult an attorney before signing this Agreement.

(e) Employee has been granted twenty-one (21) days after Employee was presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(f) Employee has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Employee will not receive any of its benefits.

If Employee wishes to revoke this agreement, Employee must deliver written notice stating the intent to revoke this Agreement to Pat McCall, 350 West Trimble Road, San Jose California, fax: 408-435-4172 on or before 5:00 p.m. on the seventh (7th ) Day after the date on which Employee signs this Agreement.

7. Non-Solicitation.

(a) Non-Solicitation. For the period beginning as of the date of this Agreement and ending on the twelve month anniversary of the Termination Date (the “Restricted Period”), Employee shall not, either directly or indirectly and shall not permit any Covered Entity (as defined below) which is Controlled (as defined below) by Employee to, either directly or indirectly, (A) solicit or attempt to solicit (either on such Employee’s behalf or on behalf of any other person or entity) any person (1) who is then an employee of the Company or any subsidiary or affiliate of the Company, or (2) who has terminated his or her employment with the Company or any subsidiary or affiliate of the Company within the six (6) months preceding such solicitation, or (B) entice or solicit or attempt to induce, solicit or influence (either on such Employee’s behalf or on behalf of any other person or entity) any employee of the Company or any subsidiary or affiliate of the Company to terminate or otherwise leave their employment with the Company or any subsidiary or affiliate of the Company.

(b) Enforcement; Remedies. Employee hereby agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Company from any activity prohibited by this Section 7, and that a breach of the covenants in this Section 7 by Employee will cause serious and irreparable harm to the Company. Employee therefore acknowledges that a breach of the covenants in this Section 7 by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Employee acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to prove actual damages or post a bond. Employee acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Employee.

(c) Tolling. In the event of the breach by Employee of any covenant set forth in Section 7(a) hereof, the running of the Restricted Period, as applicable, shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Employee’s compliance with the covenants.

(d) Definitions. For the purposes of this Section 7, the following terms are defined as follows:

1. “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

2. “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

3. “Covered Entity” means every Affiliate of Employee, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Employee has invested (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Employee has an ownership interest or profit sharing percentage, or a firm from which Employee or any Affiliate of Employee receives or is entitled to receive income, compensation or consulting fees in which Employee or any Affiliate of Employee has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement); provided, however, that only entities whose management decisions are influenced by Employee shall be considered Covered Entities for purposes of this Agreement. The agreements of Employee contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement, and in both cases is a Covered Entity at the time of the violation of Section 7. Notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company or any subsidiary or affiliate of the Company.

8. Other Agreements. The parties further agree that:

(a) Transition. Each of the Company and the Employee shall use their respective reasonable commercial efforts from the date hereof through the Termination Date to cooperate with each other in good faith to facilitate a smooth transition of Employee’s duties to other employees of the Company and its subsidiaries.

(b) Resignation from Office. Employee agree to resign from any positions held as officer or Director of Company or any of its subsidiaries or affiliates.

(c) Non-Disparagement. Employee shall not disparage, defame or criticize the Company, or its affiliates, directors, officers, agents, partners, shareholders or employees in a non-constructive manner, either publicly or privately. Members of the Company’s Board of Directors and Company officers shall not disparage, defame or criticize the Employee in a non-constructive manner, either publicly or privately. Nothing in this Section 8(c) shall have application to any evidence or testimony requested by any court, arbitrator or government agency.

(d) Cooperation. Subject to Employee’s other business pursuits, including other employment, Employee agrees to cooperate fully and promptly with the Company in its efforts to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Employee or by Employee against the Company); provided that the Company shall be responsible for any reasonable and documented out-of-pocket costs or expenses associated with such cooperation (including reasonable attorneys’ fees).

(e) Personal Expenses. Any personal expenses incurred by the Company on the Employee’s behalf during the period of Employee’s employment at Company and incurred at Employee’s direction or request, including personal charges to any Company credit card (if any), shall promptly be reimbursed by Employee upon written presentation by the Company to Employee of expense. The parties agree that the “up to $4,000” amount referenced in Paragraph 3(g) does not constitute a personal expense under this Paragraph and Employee shall not be obligated in any way to reimburse Company for that amount.

(f) Transfer of Company Property. On or before the Termination Date, Employee agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control. Employee will be allowed to retain his laptop computer and Blackberry.

9. Confidentiality. Except as may be required by law, neither Party to this Agreement, nor their attorneys, nor any person acting by, through, under or in concert with them, shall disclose the terms of this Agreement to any individual or entity. It shall not be a violation of this provision, however, for Employee to advise his accountant or similar professional advisor owing a duty of confidentiality to Employee, or his spouse of the terms of this Agreement and the Released Matters contained herein. The Company may disclose the terms of this Agreement and the Released Matters contained here in as required by business necessity.

10. Employee Representations. Employee warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Employee and Employee’s execution of the Agreement to Company, this Agreement will be a valid and binding obligation of the Employee, enforceable in accordance with its terms.

11. No Assignment. The Parties warrant and represent that no portion of any of the Released Matters, and no portion of any recovery or settlement to which either Party might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the a Party because of any such purported assignment, subrogation or transfer, the other Party agrees to indemnify and hold harmless the Party against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

12. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, the Company and Employee agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Company or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Company and Employee each have the right to resolve any issue or dispute over intellectual property rights or alleged breach of Section 7 of this Agreement by Court action instead of arbitration.

13. Miscellaneous. This Agreement, collectively with the ARCIPD and the Indemnification Agreement, and the Stock Agreements referenced in Paragraph 3(c), are the entire agreement between the parties with regard to the subject matter hereof. This Agreement shall be interpreted in accordance with the laws of California and federal law where applicable. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Employee acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Fax signatures shall have the same force and effect as original signatures. In the event of any material breach of this Agreement, not cured within ten (10) days after written notice, the non-defaulting party shall have all rights and remedies available under law. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives).

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: Oct. 9, 2009	/s/ Jeffrey Hendersen
Jeffrey Henderson

AVAGO TECHNOLOGIES LIMITED
DATED: Oct. 9, 2009

	By:	/s/ Hock E. Tan
	Name:	Hock E. Tan
	Title:	President and Chief Executive Officer